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                                                                     EXHIBIT 4.1



                  DESIGNATION OF RIGHTS, TERMS AND PREFERENCES
                                       OF
                   SERIES B SENIOR CONVERTIBLE PREFERRED STOCK
                                       OF
                             SPACEHAB, INCORPORATED

                          (Pursuant to Chapter 6 of the
                      Washington Business Corporation Act)



         Spacehab, Incorporated, a corporation organized and existing under the Business Corporation Act of the State of Washington (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Chapter 6 of the Business Corporation Act at a meeting duly called and held on July 13, 1999:

                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, no par value per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

                  Series B Senior Convertible Preferred Stock:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Senior Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be Nine Hundred Seventy-Five Thousand (975,000). Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding.

         Section 2. Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, such dividends with respect to the shares of Series B Preferred Stock as may be declared by the Board of Directors. In addition, when and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock, no par value per share ("Common Stock") of the Corporation, each holder of Series B Preferred Stock shall be entitled to the amount of dividends as would be payable on the largest number of whole shares of Common Stock into which shares of Series B Preferred Stock held by such holder could then be converted pursuant to Section 5 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such
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dividend). Dividends shall not be declared or paid to holders of Common Stock unless and until the Corporation shall simultaneously declare and pay to holders of Series B Preferred Stock the dividend referred to in the preceding sentence.

         Section 3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

                  a. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock (the Common Stock and any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock, including without limitation, the Series A Junior Participating Preferred Stock of the Corporation, being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to Nine Dollars ($9.00) for each outstanding share of Series B Preferred Stock (the "Series B Original Issue Price")(subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus (ii) any dividends declared or accrued but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably (based upon the sum of each series respective Original Issue Price plus accrued but unpaid dividends) in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                  b. After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series B Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                  c. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3, but only for the purposes of the redemption of such Series B Preferred Stock, and only if so elected by the holders of a majority of the outstanding shares of Series B Preferred Stock, in their sole discretion.



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         Section 4. Voting.

         a. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions of Subsections 4(b), 4(c) and 4(d) below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock, as a single class.

         b. For so long as (i) any shares of Series B Preferred Stock remain outstanding and (ii) any holder thereof is a Qualified Holder (as defined in the Preferred Stock Purchase Agreement (the "Purchase Agreement") dated as of August 2, 1999 between the Corporation and Daimler Chrysler Aerospace AG ("DASA")), the Series B Preferred Stock (voting as a class) will elect one of the Directors (the "Preferred Director") and the Common Stock (voting as a class) will elect the remaining Directors. The Preferred Director shall be included as a member of the Executive Committee of the Board. If at any time Series B Preferred Stock issued remains outstanding but there is no Qualified Holder, all of the Directors will be elected by the Series B Preferred Stock and Common Stock voting together as one class. This Section 4(b) shall not affect or limit provisions of Section 8.1 of the Purchase Agreement as to the right of a Qualified Holder to designate a nominee for election to the Board (and for such designee, if elected by the shareholders, to serve on the Executive Committee of the Board), which provisions may remain applicable notwithstanding there not being any shares of Series B Preferred Stock outstanding.

         c. Any Preferred Director may be removed at any time, by the vote of the holders of more than fifty percent (50%) of all of the then outstanding shares of Series B Preferred Stock, voting as a separate class in person or by proxy at a special meeting of stockholders called for such purpose (or at any adjournment thereof) by holders of at least twenty percent (20%) of the outstanding shares of Series B Preferred Stock or at any annual meeting of stockholders, or by written consent delivered to the Secretary of the Corporation, and no Preferred Director may be removed at any time without the affirmative vote or consent of the holders of more than fifty percent (50%) of all of the outstanding shares of Series B Preferred Stock. Any vacancy created by the removal, death or resignation of a Preferred Director may be filled by the holders of more than fifty percent (50%) of all of the outstanding shares of Series B Preferred Stock by vote in person or by proxy at a special meeting of stockholders of the Corporation called for such purpose by holders of at least twenty percent (20%) of the outstanding shares of Series B Preferred Stock, or at any annual meeting, or by written consent delivered to the Secretary of the Corporation.

         d. So long as any shares of the Series B Preferred Stock remain outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of more than fifty


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percent (50%) of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Articles of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the Corporation:

                  (i) create, authorize, issue or sell (i) any class or series of capital stock ranking prior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up; provided, however, that holders of Common Stock may receive dividends to the extent provided by Section 2 above and, provided further, that the consent to issuance of any class or series of capital stock ranking on parity with the Series B Preferred Stock shall not be unreasonably withheld; or (ii) any rights, options or other securities convertible, exercisable or exchangeable for or into, or having rights to purchase, any shares of capital stock described in clause (i) hereof; or

                  (ii) amend the Articles of Incorporation or By-laws of the Corporation, or in any other manner alter or change the powers, rights, privileges or preferences of the Series B Preferred Stock, if such amendment or action would alter, change or affect adversely the powers, rights, privileges or preferences of the holders of the Series B Preferred Stock; or

                  (iii) increase the number of shares of Series B Preferred Stock authorized for issuance above 1,333,334 shares; or

                  (iv) at any time after the initial issuance date of the Series B Preferred Stock, issue any shares of Series B Preferred Stock, except
         (i) issuances pursuant to the Purchase Agreement, or (ii) issuances of share certificates upon transfers or exchanges of shares by holders (other than the Corporation) or in replacement of lost, stolen, damaged or mutilated share certificates;

         Section 5. Optional Conversion. The holders of the Series B Preferred Stock shall each have conversion rights as follows (the "Conversion Rights"):

                  a. Right to Convert. Shares of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate Series B Original Issue Price of the Shares of Series B Preferred Stock being converted by the Series B Conversion Price in effect at the time of conversion or such share. The initial "Series B Conversion Price" shall be Nine Dollars ($9.00), subject to adjustment as provided below. For purposes of this Section 5, "Original Issue Date" shall mean, for the Series B Preferred Stock, the date on which the first share of Series B Preferred Stock was issued.

                     In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date


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fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

                  b. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  c. Mechanics of Conversion.

                     (i) In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, at the office of the transfer agent for the Corporation (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In case less than all the shares of Series B Preferred Stock represented by any certificate are being converted, a new certificate representing the unconverted shares of Series B Preferred Stock shall be issued to the holder thereof without cost to such holder.

                     (ii) The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock.

                     (iii) Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared or accrued but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion, but, as provided in clause (iv) below, such dividends shall remain payable to the holder thereof.


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                     (iv) All shares of Series B Preferred Stock which shall
have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock accordingly.

                     (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  d. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date of the Series B Preferred Stock effect a subdivision of the outstanding Common Stock, the Series B Conversion Price then in effect with respect to the Series B Preferred Stock immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date of the Series B Preferred Stock combine the outstanding shares of Common Stock, the Series B Conversion Price then in effect immediately before the combination with respect to the Series B Preferred Stock shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  e. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series B Conversion Price with respect to the Series B Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price for the Series B Preferred Stock then in effect by a fraction:

                  (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and


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                  (2) the denominator of which shall be the total number of
         shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price for the Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price for the Series B Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

                  f. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock.

                  g. Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holders of the Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  h. Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 3(c)), each share of Series B Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have


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been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

                  i. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the respective Conversion Rights of the holders of the Series B Preferred Stock against impairment.

                  j. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series C Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such Series B Preferred Stock.

                  k. Notice of Record Date. In the event:

                     (a) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the corporation;

                     (b) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                     (c) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or


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                  (d)      of the involuntary or voluntary dissolution,
                           liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Corporation or its transfer agent, at least ten (10) days prior to the date specified in (i) below or twenty (20) days before the date specified in (ii) below, a notice stating

         (i) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

         (ii) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.






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                  IN WITNESS WHEREOF, this Designation of Rights, Terms and
Preferences is executed on behalf of the Corporation by its President and attested by its Assistant Secretary this 29th day of July, 1999.

                                  SPACEHAB, INCORPORATED


                                  By:
                                      --------------------------
                                  Name:   David A. Rossi
                                  Title:  President




Attest:
        --------------------------
Name:  Frank E. Morgan II
Title:    Assistant Secretary


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